Exhibit 4.7

CERTIFICATE OF DOMESTICATION

OF

REINVENT TECHNOLOGY PARTNERS Y

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

Reinvent Technology Partners Y, a Cayman Islands exempted company limited by its shares (the “Cayman Islands Corporation”), which intends to domesticate as a Delaware corporation (the “Corporation”) pursuant to, and effective at the time specified in, this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Cayman Islands Corporation in the State of Delaware:

1. The Cayman Islands Corporation was originally incorporated on the 2nd day of October, 2020 under the laws of the Cayman Islands.

2. The name of the Cayman Islands Corporation immediately prior to the filing of this Certificate of Domestication is Reinvent Technology Partners Y.

3. The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 388(b) of the Delaware General Corporation Law is Aurora Innovation, Inc.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Cayman Islands Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Cayman Islands Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. This Certificate of Domestication shall be effective as of [__:__] [_].m. Eastern Time on [________] [__], 20[__]

IN WITNESS WHEREOF, the Cayman Islands Corporation has caused this Certificate of Domestication to be executed in its name this [•] day of [•], 2021.

REINVENT TECHNOLOGY PARTNERS Y

By:
	Name:	Michael Thompson
	Title:	Chief Executive Officer & Chief Financial Officer

[Signature Page to Certificate of Domestication]